CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

Baltic Trading Limited Takes Delivery of Handysize Vessel

Baltic Wind to Commence Spot Market-Related Time Charter

NEW YORK, August 4, 2010 – Baltic Trading Limited (NYSE: BALT), a drybulk company focused on the spot charter market, announced today that it has taken delivery of the Baltic Wind, a 2009-built Handysize vessel. The Baltic Wind is the first of three vessels to be delivered to the Company under Baltic Trading’s agreement previously announced on June 9, 2010 to acquire three Handysize vessels from companies within the Metrostar group of companies.

The Company has signed a novation agreement for the vessel's current time charter with Cargill International S.A., for an initial duration of 45.5 to 50.5 months and a minimum expiration of May 2013. The rate for the spot market-related time charter will be based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), as reflected in daily reports. Hire will be paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

About Baltic Trading Limited
Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading currently owns a fleet of six drybulk vessels, including one Capesize newbuilding, four 2009-built Supramax vessels and one Handysize vessel, with an aggregate carrying capacity of approximately 424,000 dwt. After the expected delivery of a Capesize newbuilding in October 2010 and the two remaining Metrostar vessels that Baltic Trading has agreed to acquire, Baltic Trading will own nine drybulk vessels, consisting of two Capesize, four Supramax and three Handysize vessels with a total carrying capacity of approximately 671,000 dwt.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the important factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) the ability of Baltic Trading to complete its acquisition of its initial fleet of vessels as well as the two remaining Handysize vessels; (ii) the completion of definitive documentation with respect to  charters; and other factors listed from time to time under “Risk Factors” and other sections of our public filings with the SEC including, without limitation, Baltic Trading’s registration statement on Form S-1 and reports on Form 10-Q and 8-K.

###